News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Third Quarter Fiscal Year 2006 Results

CHICAGO, March 9, 2006 — Methode Electronics, Inc. (Nasdaq: METH), a global manufacturer of electronic component and subsystem devices, today announced operating results for the fiscal 2006 third quarter ended January 31, 2006.

Methode reported third quarter fiscal 2006 net sales of $95.1 million, and net income of $2.8 million, or $0.08 per share. This compares with net sales of $92.4 million and net income of $4.7 million, or $0.13 per share in last year’s third quarter. Customer paid tooling sales this quarter were $2.9 million compared to $2.0 million in the prior-year period.

In the first nine months of fiscal 2006, net sales were $305.3 million, compared to $277.1 million from the same period last year. Net income was $12.8 million in the first nine months of fiscal year 2006, or $0.35 per share, compared to $15.8 million, or $0.44 per share last year. Customer paid tooling sales for the nine month period were $8.8 million compared to $3.9 million in last year’s nine month period.

For the third quarter of fiscal 2006, as a percent of sales, selling and administrative expense was 13.9 percent, 1.4 percentage points lower than the same period last year. This is primarily the result of less third-party Sarbanes-Oxley expense in fiscal 2006. For the first nine months of fiscal 2006, as a percent of sales, selling and administrative expense remained relatively flat, with lower third party Sarbanes-Oxley expense offset by the second quarter charge for the Delphi bankruptcy and higher stock-based compensation expense.

Cost of products sold increased to 81.6 percent of net sales in the third quarter of fiscal 2006 compared to 77.8 percent from the prior-year period. This reflects lower production volumes and pricing pressure from our traditional North American automotive OEMs, higher raw material and energy prices and the continued ramp-up for automotive programs and power distribution start-up in Shanghai.

Methode’s Scotland automotive facility increased sales 27.7 percent in the third quarter and 59.0 percent in the first nine months of fiscal year 2006 compared to the prior-year period. However, it has failed to reach anticipated profitability primarily as the result of new product launch issues. Management and operational changes are being implemented to facilitate Scotland’s move to profitability.

Donald W. Duda, President and Chief Executive Officer for Methode Electronics said, “We exceeded our sales expectations for the quarter. The ability to do so in the current automotive environment highlights Methode’s diverse product mix, which spans several key industries. While net income was within our previously announced guidance range it did not keep pace with our sales growth. Our goals to move Shanghai beyond its start-up mode and to resolve launch issues in our Scotland operation provide us with solid opportunities for future income improvement.”

Methode expects to achieve fiscal year 2006 sales results between $405 million and $410 million. Fiscal year 2006 earnings per share are expected to be in the range of $0.53 to $0.55, which reflects the second quarter $0.06 per share, Delphi bad-debt provision but does not include the potential tax expense for any cash repatriation under the American Jobs Creation Act of 2004, which we continue to analyze and evaluate.

Methode Receives Shingo Prize for Excellence in Manufacturing

Methode is proud to announce that its Monterrey, Mexico facility has been awarded the coveted Shingo Prize for Excellence in Manufacturing. Methode was one of only 10 companies in North America to receive this award. The Shingo Prize is named for Dr. Shigeo Shingo, who distinguished himself as one of the world’s leading experts in improving manufacturing processes. The prize was established in 1988 to promote awareness of lean manufacturing concepts and to recognize companies in the United States, Canada and Mexico that achieve world-class manufacturing. Methode’s Monterrey facility manufactures the weight-sensing product, which is a component of a passive occupant detection system designed to reduce airbag-induced injuries.

Conference Call

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on March 9, 2006 at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic callers and 201-689-8031 for international. A telephone replay of the call will be available for seven days, by dialing 877-660-6853 for domestic callers and 201-612-7415 for international, both using the playback account number 286 and conference ID number 191435.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated March 9, 2006, containing information on Methode’s third quarter reporting period for fiscal 2006 and offering guidance for its fourth quarter and full year reporting periods for fiscal 2006 are forward-looking statements that are subject to certain risks and uncertainties. Our business is highly dependent upon three large automotive customers and specific makes and models of automobiles. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological changes. Other factors, which may result in materially different results for future periods, include Delphi Corporation’s bankruptcy petition; other significant customer bankruptcy filings; restructuring, operational improvement and cost reduction programs currently under review by Methode; the current macroeconomic environment, including higher petroleum and copper prices effecting material and components used by Methode; potential manufacturing plant shut-downs by automotive customers, potential strikes at automotive customers; and significant fluctuations in the demand for certain automobile models. In addition, market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in our reports filed with the Securities and Exchange Commission, impact our business. Any of these factors could cause our actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities laws. All information in this press release is as of March 9, 2006. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended January 31,
	2006	2005
Net sales	$95,050	$92,381
Other income	103	373
Cost of products sold	77,597	71,844
Selling and administrative expenses	13,214	14,133
Income from operations	4,342	6,777
Interest, net	647	326
Other, net	(719)	(248)
Income before income taxes	4,270	6,855
Income taxes	1,460	2,150
Net income	2,810	4,705
Basic and Diluted Earnings per Common Share	$0.08	$0.13
Average Number of Common Shares outstanding:
Basic	36,264	36,043
Diluted	36,413	36,383
	Nine Months Ended January 31,
	2006	2005

Net sales	$305,318	$277,145
Other income	661	1,219
Cost of products sold	245,419	217,461
Selling and administrative expenses	42,686	38,250
Income from operations	17,874	22,653
Interest, net	1,655	688
Other, net	(625)	(385)
Income before income taxes	18,904	22,956
Income taxes	6,145	7,150
Net income	12,759	15,806
Basic and Diluted Earnings per Common Share	$0.35	$0.44
Average Number of Common Shares outstanding:
Basic	36,250	35,751
Diluted	36,451	36,071
Summary Balance Sheets
(In thousands)
	January 31,	April 30,
	2006	2005

	(Unaudited)
Cash	$79,379	$87,142
Accounts receivable — net	60,023	65,699
Inventories	50,366	41,583
Other current assets	13,205	10,908

Total Current Assets	202,973	205,332
Property, plant and equipment — net	90,568	92,640
Goodwill — net	28,868	24,738
Intangible assets — net	18,576	20,367
Other assets	15,713	13,604

Total Assets	$356,698	$356,681

Accounts and notes payable	$30,967	$32,406
Other current liabilities	29,446	32,819

Total current liabilities	60,413	65,225
Other liabilities	8,861	8,934
Shareholders’ equity	287,424	282,522

Total Liabilities and Shareholders’ Equity	$356,698	$356,681

Summary Statements of Cash Flows (Unaudited)
(In thousands)
	Nine Months Ended January 31,
	2006	2005
Operating Activities:
Net income	$12,759	$15,806
Provision for depreciation	13,277	12,925
Amortization of intangibles	4,184	3,214
Amortization of restricted stock awards	1,777	1,003
Provision for losses on accounts receivable	3,150	33
Deferred income taxes	(3,404)	475
Changes in operating assets and liabilities	(10,313)	1,700
Other	318	29

Net Cash Provided by Operating Activities	21,748	35,185
Investing Activities:
Purchases of property, plant and equipment	(14,689)	(15,675)
Proceeds from sale of building	1,712	—
Acquisitions	(5,127)	(2,671)
Acquisitions of technology licenses	(2,402)	—
Other	(452)	88

Net Cash Used in Investing Activities:	(20,958)	(18,258)
Financing Activities
Options exercised	598	5,792
Dividends	(5,600)	(5,399)
Repurchase of common stock	(1,664)	—

Net Cash Provided by (Used in) Financing Activities	(6,666)	393
Effect of foreign exchange rate changes on cash	(1,887)	2,224

Increase (Decrease) in Cash and Cash Equivalents	(7,763)	19,544
Cash and cash equivalents at beginning of period	87,142	61,757

Cash and Cash Equivalents at End of Period	$79,379	$81,301